EXHIBIT 99(a)



























                                        notice

                                        of meeting

                                        and proxy

                                        statement



                                        annual meeting
                              2002
                                        of shareholders

------------------------------------------------------------------------

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

------------------------------------------------------------------------

             Date:   Wednesday, July 17, 2002
             Time:   9:30 a.m.
            Place:   1500 DeKoven Ave.
                     Racine, WI  53403-2552
      Record Date:   May 28, 2002



Matters to be voted on:

     1.   To elect three directors;
     2.   To approve the adoption of the 2002 Incentive Compensation
          Plan;
     3.   To consider one shareholder proposal; and
     4. To consider any other matters properly brought before the shareholders at the meeting.



                              By order of the Board of Directors,

                                          D. R. ZAKOS

                              D. R. ZAKOS, Secretary

     June 7, 2002

                               Contents

                                                            Page
                                                            ----
     General Information About Voting                         2
     Proposal No. 1: Election of Directors                    3
     Proposal No. 2: Approval of the adoption of the
                     2002 Incentive ompensation Plan         20
     Proposal No. 3: Shareholder Proposal                    25



                            PROXY STATEMENT

     Your vote at the annual meeting is important to us. Please vote your shares of Common Stock by calling a toll-free telephone number or by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by the Company's management for the Board of Directors. This proxy statement was first mailed to shareholders on June 7, 2002.

PROXY STATEMENT

Annual Shareholders' Meeting of Modine Manufacturing Company--2002
-----------------------------------------------------------------------

GENERAL INFORMATION ABOUT VOTING

Who can vote?
------------

     You can vote your shares of common stock if our records show that you owned the shares on May 28, 2002. A total of 33,894,202 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The holders of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you can vote.

How do I vote?
-------------

     Shareholders of record can give a proxy to be voted at the meeting by calling a toll-free telephone number or, if you prefer, you may mail the enclosed proxy card. Shareholders who hold their shares in "street name" will continue to vote their shares in the manner required by their brokers.

     The telephone voting procedure has been set up for your convenience and has been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

     The enclosed proxy card contains instructions for telephone and mail voting. Whichever method you use, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

What are the Board's recommendations?
------------------------------------

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

     For election of the nominated slate of directors (see Item 1);
     For approval of the 2002 Incentive Compensation Plan (see Item 2);
     and
     Against approval of the shareholder proposal (see Item 3).

What if other matters come up at the annual meeting?
---------------------------------------------------

     The matters described in this proxy statement are the only matters
we know will be voted on at the annual meeting.   If other matters are
properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?
-------------------------------------------------

     You can revoke your proxy card by:

     -    Submitting a new proxy card;
     - Giving written notice before the meeting to the Secretary of the Company, stating that you are revoking your proxy card; or
     -    Attending the meeting and voting your shares in person.

     If you decide to vote your shares in person, you should first revoke your prior proxy card in the same way you initially submitted it - that is, by telephone or mail.

Can I vote in person at the annual meeting?
------------------------------------------

     Although we encourage you to complete and return the proxy card or vote by phone to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name?"
--------------------------------------------------

     If your shares are held in the name of your broker, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?
---------------------

     A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, as long as a quorum is present. This means that the individuals who receive the largest number of votes are elected as directors. Therefore, shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors. Votes attempted to be cast against a candidate are not given legal effect and are not counted as votes cast in an election of directors.

     If a quorum is present, the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote thereon will be required for approval of the 2002 Incentive Compensation Plan and the Shareholder Proposal. Shares which are the subject of broker non-votes will be considered as not entitled to vote on these matters, and therefore broker non-votes will not affect the outcome. Abstentions will have the effect of votes against these matters.

Who will count the vote?
-----------------------

     Wells Fargo Bank Minnesota, NA, Shareowner Services, an independent tabulator, will count the vote and act as the Board appointed Inspectors of Election.

Who pays for this proxy solicitation?
------------------------------------

     We do. In addition to sending you these materials, some of our employees may contact you by telephone, mail, or in person. None of these employees will receive any extra compensation for doing this. Further solicitation will be made in the same manner under the direction of Georgeson Shareholder Communications, Inc. at an anticipated cost of $10,000 plus expenses.

1.  ELECTION OF DIRECTORS

     The Board of Directors currently consists of nine members.

     This year the terms of Frank P. Incropera, Vincent L. Martin and Marsha C. Williams expire at the 2002 Annual Meeting of Shareholders. Messrs. Incropera and Martin and Ms. Williams have been nominated for a new three-year term expiring at the Annual Meeting in 2005.

     While it is not anticipated that any of the nominees will be unable to take office, if such is the case, proxies will be voted in favor of such other person or persons as the Board of Directors may propose to fill the three directorships. In accordance with the Restated By-Laws, a director shall hold office until the Annual Meeting for the year in which his or her term expires and until his or her successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Vacancies may be filled by the remaining directors.

     The nominees for the Board of Directors, the directors whose terms will continue, their ages, other directorships, and their tenure and expiration dates of their terms are as follows:

Nominees to be Elected
----------------------


     FRANK P. INCROPERA                      Director since 1999

     Dr. Incropera, 62, is the McCloskey Dean of the University of Notre Dame's College of Engineering, South Bend, Indiana, and has served in that position since 1998. Prior to that, he served as the Head of the School of Mechanical Engineering at Purdue University, West Lafayette, Indiana. Current term to expire in 2002.


     VINCENT L. MARTIN                       Director since 1992

     Mr. Martin, 62, is Chairman of the Board and a director of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin. Prior to June 30, 1999, he was also Chief

     Executive Officer of Jason Incorporated. He is also a director of Crane Manufacturing & Service. Current term to expire in 2002.


     MARSHA C. WILLIAMS                      Director since 1999

     Ms. Williams, 51, is Chief Administrative Officer of Crate & Barrel, a privately held retailer of home furnishings and accessories headquartered in Northbrook, Illinois. Previously, Ms. Williams had been Vice President and Treasurer of Amoco Corporation and Carson Pirie Scott & Company, and Vice President of The First National Bank of Chicago. She is also a director of Chicago Bridge & Iron, Davis Funds and Selected Funds. Current term to expire in 2002.


Directors Continuing in Service
-------------------------------


     DONALD R. JOHNSON                       Director since 1997

     Mr. Johnson, 60, is Chairman and Chief Executive Officer of the Company effective April 1, 2002. He is also a director of Grede Foundries, Inc. and the M&I Marshall & Ilsley Bank. Current term to expire in 2004.


     GARY L. NEALE                           Director since 1977

     Mr. Neale, 62, is Chairman, President, Chief Executive Officer, and a director of NiSource, Inc., Hammond, Indiana, a holding company for gas and electric utilities and other energy-related subsidiaries. He is also a director of Chicago Bridge & Iron. Current term to expire in 2004.


     RICHARD J. DOYLE                        Director since 1987

     Mr. Doyle, 69, is retired. Prior to April 30, 1998, he was Chief Executive Officer and a director of three private electrical contracting corporations. Prior to January 1, 1989, Mr. Doyle was a Vice President of Borg-Warner Corporation, Chicago, Illinois, a diversified manufacturing and services company, and President and Chief Executive Officer of Borg-Warner Automotive, Inc., Troy, Michigan, a subsidiary of Borg-Warner Corporation. Current term to expire in 2004.


     FRANK W. JONES                          Director since 1982

     Mr. Jones, 62, is an independent management consultant in Tucson, Arizona. He is also a director of Star Cutter Co., Gardner
     Publications, Inc., and General Tool Co. Current term to expire in 2003.

     DENNIS J. KUESTER                       Director since 1993

     Mr. Kuester, 60, is President and Chief Executive Officer of Marshall & Ilsley Corporation, Chairman and Chief Executive Officer of M&I Marshall & Ilsley Bank, and Chairman of Metavante Corporation, a Milwaukee, Wisconsin bank holding company, bank, and banking services company, respectively. He is also a director of Metavante Corporation, M&I Marshall & Ilsley Bank, Marshall & Ilsley Corporation, Super Steel Products Corp., Krueger International, and Wausau/Mosinee. Current term to expire in 2003.


     MICHAEL T. YONKER                       Director since 1993

     Mr. Yonker, 59, is retired. Prior to June 15, 1998, he was President and Chief Executive Officer of Portec, Inc., Lake Forest, Illinois, a manufacturer of material handling equipment. He is also a director of Woodward Governor Company. Current term to expire in 2003.


     The Board of Directors recommends a vote IN FAVOR OF all of the director-nominees: Mr. Incropera, Mr. Martin and Ms. Williams.


PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS

Principal Shareholders
----------------------

     The following table shows the number of shares of common stock beneficially owned by each person or entity who we know beneficially owns more than 5% of the common stock.

  Title       Name and Address of           Amount and Nature of      Percent
of Class      Beneficial Ownership          Beneficial Ownership      of Class
--------   ----------------------------  --------------------------   --------

Common     Administrative Committee of   4,202,906**  Power to vote   12.62%
           Modine Employee Stock                      Plans' stock
           Ownership Plan, 1500 DeKoven               not voted by
           Avenue, Racine, Wisconsin                  employees
           53403-2552 Members:  D. B.                 owning it
           Spiewak, R. L. Hetrick and
           D. R. Zakos*

Common     Gabelli Funds, Inc. and       6,257,031*** Sole or         18.70%
               affiliates                             shared voting
           One Corporate Center                       and/or power
           Rye, New York 10580-1434                   to dispose
                                                      of stock
------------------------------------------------------------------------------
   * M&I Marshall and Ilsley Trust Company is trustee and holder of record of the Modine Contributory Employee Stock Ownership and Investment Plans, Employees' Retirement Trusts and 401(k)
          Retirement Plans stock, and is the escrow agent for participants' stock under the 1997 through 2002 Stock Award Plans. The Marshall

          & Ilsley Trust Company, as custodian, may be viewed as having voting or dispositive authority in certain situations pursuant to Department of Labor regulations or interpretations or federal case law. Pursuant to SEC Rule 13d-4, inclusion of such shares in this statement shall not be construed as an admission that the Reporting Person or its subsidiaries are, for purposes of Sections 13(d) or 13(g) of the Act, the beneficial owners of such securities. D. J. Kuester is President and CEO of Marshall & Ilsley Corporation and Chairman and CEO of M&I Marshall & Ilsley Bank. M&I Marshall & Ilsley Corporation and its subsidiaries specifically disclaim beneficial ownership of stock held by these plans and trusts.

   **     As of March 31, 2002.

   *** Based on a Schedule 13D dated November 15, 2001, by Gabelli Funds, Inc. and affiliates.

     We know of no other person or group that is a beneficial owner of five percent (5%) or more of the Company's common stock.


Securities Owned by Management
------------------------------

     The following table shows the number of shares of common stock beneficially owned as of March 31, 2002 by:

     -    each director;
     - each executive officer named in the Summary Compensation Table on page 11; and
     -    the directors and executive officers as a group.

      Title             Name of            Amount and Nature of    Percent
     of Class       Beneficial Owner       Beneficial Ownership    of Class
     --------    ----------------------    --------------------    --------
     Common      R. J. Doyle*                    71,000(a)            **
     Common      F. P. Incropera*                17,000(a)            **
     Common      F. W. Jones*                    85,819(a)            **
     Common      D. J. Kuester*                  54,000(b)            **
     Common      V. L. Martin*                   54,200(c)            **
     Common      G. L. Neale*                    84,322(a)            **
     Common      M. C. Williams*                 22,000(a)            **
     Common      M. T. Yonker*                   55,000(a)            **
     Common      D. R. Johnson                  389,052(d)          1.16%
     Common      E. T. Thomas                    68,633(d)            **
     Common      D. B. Rayburn                  223,401(d)            **
     Common      C. R. Katzfey                  107,342(d)            **
     Common      J. R. Rulseh                    99,734(d)            **
     Common      All executive officers
                 and directors as a
                 group (22 persons)           1,970,691(e)          5.89%

     * Non-employee directors have the right to acquire additional shares of common stock (not listed in the above table) through the exercise of options automatically granted upon re-election pursuant to the 2000 Stock Option Plan for Non-Employee Directors discussed on pages 10-11.

     **   Denotes less than one percent of shares outstanding.

(a) The 71,000 shares listed for Mr. Doyle include options to acquire 64,000 shares; the 17,000 shares listed for Dr. Incropera include options to acquire 17,000 shares; the 85,819 shares listed for Mr. Jones include options to acquire 48,000 shares; the 84,322 shares listed for Mr. Neale include options to acquire 64,000 shares; the 22,000 shares listed for Ms. Williams include options to acquire 22,000 shares and the 55,000 shares listed for Mr. Yonker include options to acquire 53,000 shares.

(b) The 54,000 shares listed for Mr. Kuester exclude shares held of record by M&I Marshall & Ilsley Bank. See footnote to the Five Percent Stock Ownership table. This number includes options to acquire 53,000 shares.

(c) The 54,200 shares listed for Mr. Martin include options to acquire 52,000 shares and include 200 shares held in trusts for his children with Mr. Martin as trustee.

(d) The 389,052 shares listed for Mr. Johnson include 2,288 shares held by Mr. Johnson's wife, options to acquire 295,000 shares, 17,000 restricted shares awarded to Mr. Johnson and 7,611.1033 units held in the form of Modine Common Stock Fund Units (Modine 401(k) Retirement Plan and Deferred Compensation Plan) (each Unit consisting of Modine common stock and a cash component); the 68,633 shares listed for Mr. Thomas include options to acquire 60,000 shares, 6,500 restricted shares awarded to Mr. Thomas, and 1,791.3284 units held in the form of Modine Common Stock Fund Units (Modine 401(k) Retirement Plan and Deferred Compensation Plan) (each Unit consisting of Modine common stock and a cash component); the 223,401 shares listed for Mr. Rayburn include options to acquire 192,000 shares, 10,800 restricted shares awarded to Mr. Rayburn and 6,759.8835 units held in the form of Modine Common Stock Fund Units (Modine 401(k) Retirement Plan and Deferred Compensation Plan) (each Unit consisting of Modine common stock and a cash component); the 107,342 shares listed for Mr. Katzfey include options to acquire 83,605 shares, 5,900 restricted shares awarded to Mr. Katzfey and 1,550.9027 units held in the form of Modine Common Stock Fund Units (Modine 401(k) Retirement Plan and Deferred Compensation Plan) (each Unit consisting of Modine common stock and a cash component) and the 99,734 shares listed for Mr. Rulseh include options to acquire 83,000 shares, 5,000 restricted shares awarded to Mr. Rulseh and 753.7560 units held in the form of Modine Common Stock Fund Units (Modine 401(k) Retirement Plan and Deferred Compensation Plan) (each Unit consisting of Modine common stock and a cash component);

     The awards granted pursuant to the 1997 through 1998 Stock Award Plans are subject to restrictions that lapse annually in fifths over a period commencing at the end of the second year from the date of grant. The awards granted pursuant to the 2000 through 2002 Stock Award Plans are subject to restrictions that lapse annually in fifths over a period commencing at the end of the first year from the date of grant.

(e) This number includes 639,186 shares held by officers (other than the five named executive officers) as a group (9 persons) and includes options to acquire 427,100 shares; 31,800 shares awarded pursuant to the 1997 through 1998 Stock Award Plans are subject to restrictions that lapse annually in fifths over a period commencing at the end of the second year from the date of grant while the awards granted pursuant to the 2000 through 2002 Stock Award Plans are subject to restrictions that lapse annually in fifths over a period commencing at the end of the first year from the date of grant; and 10,079.1202 units held in the form of Modine Common Stock Fund Units (Modine 401(k) Retirement Plan and Deferred Compensation Plan) (each Unit consisting of Modine common stock and a cash component).


BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Board of Directors held eight regular meetings during the fiscal year. An additional eight meetings were held by standing Committees of the Board. The following chart describes the function and membership of each committee and the number of times it met in 2001-2002:

     Audit Committee - 3 meetings

Function
--------

     -    recommends engagement of auditors;
     -    meets with independent auditors to:
          -    discuss plan and scope of audit;
          -    review results of audit;
     -    evaluates internal audit procedures and accounting controls;
     -    approves budget for non-audit services;
     -    reviews and approves audit and non-audit fees;
     - reviews proposed significant changes in accounting or financial reporting practices; and
     - reviews required periodic financial statements and regulatory reports and procedures.

Members
-------

     R. J. Doyle, Chair
     F. P. Incropera
     F. W. Jones
     V. L. Martin
     G. L. Neale
     M. C. Williams

     Officer Nomination and Compensation Committee - 3 meetings

Function
--------

     -    reviews candidates for positions as Company officers;
     -    makes recommendations to Board on candidates;
     -    makes recommendations to Board on compensation for officers;
     -    administers the 1985 Incentive Stock Plan; and
     -    administers the 1994 Incentive Compensation Plan.

Members
-------

     G. L. Neale, Chair
     R. J. Doyle
     D. J. Kuester
     V. L. Martin
     M. T. Yonker

     Pension Committee - 2 meetings

Function
--------

     -    provides oversight for pension trust investments.

Members
-------

     F. W. Jones, Chair
     F. P. Incropera
     D. J. Kuester
     M. C. Williams
     M. T. Yonker

     The Board of Directors does not have a committee that nominates directors since nomination and review of director candidates is a function of the full Board. In addition, shareholders who wish to nominate candidates for election to the Board may do so.

     All directors attended seventy-five percent or more of all Board meetings and meetings of Committees of which they were members during the fiscal year.

     Generally, if a shareholder intends to propose business or make a nomination for the election of directors at an annual meeting, or make a nomination for the election of directors at a special meeting of shareholders, the Company must receive written notice of such intention. The deadline for shareholder nominations for directors and proposals at the 2002 Annual Meeting of Shareholders was February 8, 2002.

Report of the Audit Committee
-----------------------------

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board of Directors developed a written charter for the Committee, which was approved by the full Board on June 30, 1999. As set forth in the charter, the Audit Committee's primary responsibilities fall into four broad categories:

     - the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of the Company's internal auditing program;

     - the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and report matters;

     - the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

     - the Committee annually reviews management's program to monitor compliance with the Company's Code of Conduct.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met three times during fiscal 2001-2002.

     In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to the Company's outside auditors, the Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Finally, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, for filing with the Securities and Exchange Commission.

     R. J. Doyle, Chair                 V. L. Martin
     F. P. Incropera                    G. L. Neale
     F. W. Jones                        M. C. Williams


Audit and Related Fees
----------------------

     Audit Fees.  Aggregate fees for professional services rendered by
     ----------
PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") in connection with its audit of the Company's consolidated financial statements as of and for the year ended March 31, 2002 and its limited reviews of the Company's unaudited condensed consolidated interim financial statements were $515,970.

     Financial Information Systems Design and Implementation Fees.
     ------------------------------------------------------------
During the year ended March 31, 2002, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

     All Other Fees.  In addition to the fees described above,
     --------------
aggregate fees of $561,028 were billed by PricewaterhouseCoopers during the year ended March 31, 2002, primarily for the following professional services:

     Audit-related services (a)                        $281,051
     Income tax compliance and related tax services    $267,072
     Other                                             $ 12,905

     (a) Audit related fees include fees for audits of the Company's employee benefit plans and statutory audits.

     The Audit Committee has determined that the provisions of services rendered above for (a) financial information systems design and implementation fees, and (b) all other fees, is compatible with maintaining PricewaterhouseCoopers LLP's independence.


Compensation of Directors
-------------------------

     Non-employee directors receive:

     -    a retainer fee of $6,000 per quarter;
     -    $1,000 for each Board, committee and special meeting attended;
     - a retainer fee of $3,000 per year for acting as Chair of a Committee;
     - reimbursement for travel, lodging, and related expenses incurred in attending Board and committee meetings; and
     -    travel-accident and director and officer liability insurance.

     Directors who are officers of the Company do not receive any fees in addition to their remuneration as officers.

     Effective as of July 1, 2000, Directors of the Company who are not employees are eligible to participate in the 2000 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") which is authorized to grant non-qualified stock options through June 30, 2010, on up to 500,000 shares of the Company's common stock. These options are granted at one hundred percent of the fair market value on the date of the grant. They will expire no later than ten years after the date they are granted and will terminate no later than three years after termination of director status for any reason other than death. Within 30 days after election or re-election to the Board, each director so elected or re-elected is automatically granted an option for that number of shares equal to the multiple of 6,000 and the number of years in the term to which such director has been so elected or re-elected. In addition, the 2000 Plan provides for a one-time grant of 2,000 shares to those directors elected or re-elected in 1999 and 1,000 shares to those directors elected or re-elected in 1998. The Directors' Plan may be administered by the Board or by a committee of two or more directors of the Company if deemed necessary or advisable in order to comply with the exemptive rules promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended. Neither the Board nor any such committee shall have authority to administer the Directors' Plan with respect to the selection of participants under the plan or the timing, pricing, or amounts of any grants.

     Prior to July 1, 2000, Directors of the Company who were not employees were eligible to participate in the 1994 Stock Option Plan for Non-Employee Directors (the "1994 Directors' Plan") which was authorized to grant non-qualified stock options through July 20, 2004, on up to 500,000 shares of the Company's common stock. These options were granted at one hundred percent of the fair market value on the date of the grant and will expire no later than ten years after the date they were granted and will terminate no later than three years after termination of director status for any reason other than death. Within 30 days after election or re-election to the Board, each director so elected or re-elected was automatically granted an option for that number of shares equal to the multiple of 5,000 and the number of years in the term to which such director had been so elected or re-elected. The Directors' Plan was administered by the Board or by a committee of two or more directors of the Company if deemed necessary or advisable in order to comply with the exemptive rules promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended. Neither the Board nor any such committee had authority to administer the Directors' Plan with respect to the selection of participants under the plan or the timing, pricing, or amounts of any grants. The 1994 Directors' Plan was terminated at the end of June 2000 and no additional grants have been made.

     The Board of Directors adopted the Modine Manufacturing Company Director Emeritus Retirement Plan (the "Director Emeritus Retirement Plan") whereby any person (non-employee) who is or becomes a director of Modine on or after April 1, 1992, and who retires from the Board will be paid a retirement benefit equal to the annualized rate at which directors are being paid for their services to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) as in effect at the time such director ceases his service as a director. The retirement benefit will continue until the period of time the retirement benefit paid equals the period of time of the director's Board services. If a director dies before or after retirement, his or her spouse or other beneficiary will receive the applicable retirement benefit. In the event of a change in control (as defined in the Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments which would otherwise be payable under the Director Emeritus Retirement Plan. The retirement benefit is not payable if the director directly or indirectly competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.

     Effective July 1, 2000 the Director Emeritus Retirement Plan was frozen with no further benefits accruing under such Plan. All Directors Emeriti having retired prior to July 1, 2000 will continue to receive the benefits called for and currently being paid pursuant to the Directors Emeritus Retirement Plan as if this current action had not been taken. All current Directors eligible for participation accrued pension benefits pursuant to the Director Emeritus Retirement Plan until July 1, 2000.

EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

     The following table sets forth compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of March 31, 2002, for services rendered to the Company and its subsidiaries during fiscal 2001-2002. Also included is salary, bonus, restricted common stock awards, and stock option information for fiscal years ended March 31, 2001, and March 31, 2000.

                      SUMMARY COMPENSATION TABLE
                                                          Annual Compensation (1)             Long-Term Compensation
                                                          ------------------------   -------------------------------------
                                                                                     Restricted      Stock       All Other
Year         Name              Principal Position            Salary      Bonus        Stock (2)   Options (3)    Comp. (4)
--------------------------------------------------------------------------------------------------------------------------
2001/2002    D. R. Johnson    President and Chief           $640,000    $ 47,930      $217,500       50,000       $19,342
2000/2001                       Executive Officer            580,000      53,200             0       35,000        35,902
1999/2000                                                    500,000     220,000       187,500       35,000        33,792

2001/2002    D. B. Rayburn    Executive Vice President      $400,000    $ 32,919      $145,000       40,000       $12,019
2000/2001                       Operations                   355,000      36,521             0       25,000        21,250
1999/2000                                                    305,000     111,833       125,000       25,000        20,137

2001/2002    E. T. Thomas     Senior Vice President,        $290,000    $ 23,232      $101,500       20,000       $ 9,046
                                & Chief Financial Officer
2000/2001                                                    263,500      25,758             0       15,000        15,843
1999/2000                     Group Vice President,          232,500      71,610        87,500       15,000        15,272
                                Highway Products

2001/2002    C. R. Katzfey    Group Vice President          $262,500    $ 19,517      $101,500       20,000       $ 7,960
2000/2001                                                    235,000      21,630             0       15,000        14,027
1999/2000                     General Manager,               193,000      48,121        87,500       12,000        12,749
                                Truck Division

2001/2002    J. R. Rulseh     Group Vice President          $220,000    $ 14,655      $101,500       20,000       $ 5,422
2000/2001                       Europe - Automotive          190,000      16,228             0        9,000         6,544
1999/2000                       Business Unit,               179,000      44,630        50,000        8,000         6,601
                                Managing Director

(1) Excludes "Other Annual Compensation" under Securities and Exchange Commission regulations since such does not exceed the lesser of $50,000 or 10% of each individual's combined salary and bonus.

(2) The total number of restricted shares outstanding and the aggregate market value at March 31, 2002, were: Mr. Johnson - 17,000 shares valued at $458,830; Mr. Rayburn - 10,800 shares valued at $291,492; Mr. Thomas - 6,500 shares valued at $175,435; Mr. Katzfey - 5,900 shares valued at $159,241 and Mr. Rulseh - 5,000 shares valued at $134,950 Dividends are paid on the restricted shares at the same time and the same rate as dividends paid to shareholders of unrestricted shares. Aggregate market value is based on a fair market value of $26.99 at March 31, 2002.

     The stock awarded pursuant to the 1997 through 1998 Stock Award Plans was granted to an employee at no cost and placed in escrow until the beginning of the third, fourth, fifth, sixth, and seventh years, respectively, at which time one-fifth of the shares are released to the employee. The awards granted pursuant to the 2000 through 2002 Stock Award Plans are subject to restrictions that lapse annually in fifths over a period commencing at the end of the first year from the date of grant. In the event of retirement, the shares may, if authorized by the Officer Nomination and Compensation Committee of the Board, be released at an earlier date. In the event of a change-in-control, the share restrictions will lapse.

(3) The 1994 Incentive Compensation Plan authorized the Officer Nomination and Compensation Committee of the Board to grant stock options (incentive stock options and non-qualified stock options) and other stock-based rights through July 20, 2004, on up to 3,000,000 shares of the Company's common stock. Incentive stock options and non-qualified stock options granted are at one hundred percent of the fair market value on the date of the grant and will expire no later than ten years after the date of the grant. Grants pursuant to the Plan may be made to such officers or certain other employees as shall be determined by the Committee.

     Upon the exercise of the option, the optionee may pay the purchase price in cash, stock, optioned stock, or a combination thereof. The optionee may also satisfy any tax withholding obligation by using optioned stock. In the event of a sale, merger, consolidation, or other specified transaction involving the Company, the optionee will have the right to receive (regardless of whether or to what extent the option would then have been exercisable) the difference between the exercise price and the fair market value of the stock.

(4) Includes employer matching contributions to the Company Tax Saver (401(k)) Plan, Stock Purchase Plan, Executive Supplemental Stock Plan, and, since January 1, 1999, the Modine 401(k) Retirement Plan and the Modine Non-Qualified Deferred Compensation Plan.
     The Company has a program (the Executive Supplemental Stock Plan and, after January 1, 1999, the Modine Non-Qualified Deferred Compensation Plan) to pay, out of general assets, an amount substantially equal to the difference between the amount that would have been allocated to a participant's account as Company matching contributions, in the absence of legislation limiting such allocations, and the amount actually allocated under the plans. Payment of this amount and appreciation thereon is deferred until termination of service or retirement. Because the Company's contributions to the Executive Supplemental Retirement Plan are actuarially based and are not allocated to the individual named executive officers' accounts until retirement, such contributions are not readily ascertainable and are not included in this column. See page 18 herein regarding the Pension Plan Table for additional information.



Officer Nomination and Compensation Committee Report on Executive
-----------------------------------------------------------------
Compensation
------------

   The Officer Nomination and Compensation Committee has provided the following report on Executive Compensation:

   Compensation Philosophy
   -----------------------

   The Company's executive compensation philosophy is designed to address the needs of the Company, its executives, and its shareholders.

   The specific factors underlying the Committee's decisions with respect to compensation for each of the named executives for the last fiscal year are two-fold:

   1. The first factor is the ability to accomplish the Company's goal of preserving and enhancing the shareholders' investment over the long term without bearing undue risk in the process. The Committee recognizes that there will be short-term fluctuations in the Company's business and is of the opinion that incentive compensation should be based primarily upon attainment of the Company's goals over a longer period of time. It is the Committee's intention to compensate the Company's executive officers appropriately for superior performance; however, inherent in attaining the Company's goal is the premise that shareholder assets will not be wasted by the payment of excessive compensation.

   2. The second factor underlying the Committee's compensation decisions is that the foregoing Company goals can only be achieved by the retention of competent, highly skilled people. Accordingly, the design of the compensation package must include sufficient tools to assure retention of key individuals.

   Numerous other criteria are considered in the compensation decisions, including high ethical standards, concern for employees, regard for the environment, and commitment to the highest levels of product quality and customer service. Each of these criteria is an intrinsic part of attaining the Company's long-term goals.

   Total Annual Compensation
   -------------------------

   The Company's executive compensation program is composed of an annual cash component, consisting of salary and a bonus based on the financial performance of the Company or the considered discretion of the Board or Committee, and a long-term incentive component, currently consisting of stock awards and stock options.

   For fiscal 2001-2002, the Company adopted the principles of Value-Based Management and used the measurement of Return on Assets Employed for determining bonus earned. Value-based management is a fundamental organizational belief and corresponding behavioral change that focuses management's strategy, decision-making and actions on increasing shareholder value. Value-based management represents a way of managing the business that considers the balance sheet and the income statement.

Under the 1994 Incentive Compensation Plan, Company executives can earn a cash bonus that increases at a linear rate with the Company's return on assets and is proportional with the executive's level of management responsibility. Under this plan the Chief Executive Officer (CEO) could earn a cash bonus equal to 120% of his base salary (the maximum payout under the plan). All other incentive awards are calculated as a percentage of the CEO's earned bonus. By doing so, the entire executive management team shares the risks and rewards of overall company performance.

   For fiscal year 2001-2002, the Committee determined that several changes to the executive compensation program were appropriate, including base pay adjustments, granting of stock awards in an equal number of shares as granted in January 2000, based upon level of management responsibility, and a discretionary bonus at less than threshold value for certain named executive officers, to align compensation more closely with industry competition.

   Long-Term Compensation
   ----------------------

   To further align the Company's executives' interests with those of the shareholders, the Compensation Committee utilizes long-term-based incentives in the form of stock options and stock awards. Individual stock option grants are determined based upon a subjective assessment of individual performance, contribution, and potential. The stock options currently granted are at market value and are exercisable within ten years of date of grant. The options may be rescinded at any time up until two years after exercise should the individual be terminated for cause, compete in any way against the Company, not fully comply with applicable laws and government regulations, fail to maintain high ethical standards, or breach the Company's policies such as Guidelines for Business Conduct, Antitrust Compliance, or confidentiality of proprietary technology and information.

   The size of option grants is based upon many factors including (1) Company and individual performance, (2) previous grants of stock options and stock awards, and (3) the competitive market for long-term incentive compensation. As all grants are made at fair market value, it should be noted that executives receive no value from stock options unless all shareholders see an increase in the value of their holdings. Stock options granted in January 2002 reflect each of these factors, including the increased reliance on long-term incentives seen in the U.S. market.

   For the plan prior to 1998-99, stock awards were grants of Company stock to a limited number of top executives at no cost. These awards vest only at the rate of 20% per year commencing at the end of the second year after grant, acting thereby as both a retention tool and a way of involving the executive in a longer-term stake in the Company. Stock awards not previously vested are terminated should the executive cease to be employed by the Company for any reason other than normal retirement or a change of control of the Company.

   Beginning with the 1998-99 fiscal year and continuing for the 1999-2000 and 2000-2001 fiscal years, stock awards were provided on the basis of meeting specified targets and vest 20% per year commencing at the end of the first year. Achievement is measured based on the fiscal year's performance of specified percentages of sales growth and earnings per share growth over the prior year's results. The sales growth and earnings per share growth achievements are calculated separately and carry equal weight. Target achievement for each element earn half of the target awards so that full target awards are earned if both goals are achieved. Each element has a minimum, target, and maximum goal. No awards were earned in 2000-2001.

   Beginning in fiscal year 2001-2002 the stock award plan will be revised to deliver compensation on two bases: retention and performance. To be competitive in the marketplace and retain management talent, the Company will grant one-third of the target awards annually to a limited number of top executives. At the conclusion of the year the balance of stock awards will be granted on the basis of performance against an earnings per share ("EPS") goal set at the beginning of the fiscal year. No awards on the basis of performance will be considered for the 2001-2002 fiscal year.

   For future years awards will be granted as follows: A target number of shares that relates to market competitive pay will be selected for each level participant. A retention increment equal to one-third of the target will be granted in January. The performance portion earned on EPS will add to the retention portion to equate to 50% target at threshold, 100% at the targeted rate and 150% of target at maximum.

   Executive Officer Compensation
   ------------------------------

   The Committee recognizes that effective management of the Company is a team effort, led by the CEO. The CEO and the named officers must possess the difficult-to-define qualities of leadership, ability to instill confidence in their actions, and the ability to inspire others to even greater effort. These qualities can only be determined through observation over a longer period of time and through the ultimate results attained. Accordingly, the CEO's and senior executive officers' team compensation decisions were not based solely on fiscal 2001-2002 annual financial results but were based on the compensation philosophy referenced above, on the Company's favorable return on shareholders' investment over the longer term and on the Committee's subjective assessment of the performance of the management team.

   Since, as stated above, we believe that corporate management is a team effort, we also believe that it is appropriate for the CEO to select his team members and make a substantial contribution to the compensation decision for each of such team members. Accordingly, upon detailed consultation with the CEO, assessment of the experience, capabilities, and performance of each of the named executives toward attaining Company goals, and the policies and plans referenced above, compensation decisions were made. As a background for such decisions, the Compensation Committee reviewed several major compensation consultant databases with respect to compensation. The compensation consultant databases are large databases of industrial companies that the Committee believes appropriately reflect the broad labor market for Company executives. Within a range of acceptable total compensation for each individual, compensation is determined as described above.

   Compliance with Internal Revenue Code Section 162(m)
   ----------------------------------------------------

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over one million dollars paid to the Company's CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

   The Committee believes that it is generally in the Company's best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Board and the Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

     Compensation Committee Interlocks and Insider Participation
     -----------------------------------------------------------

     None of the Committee members is or has been a Company officer or employee. D. R. Johnson, the Company's President and Chief Executive Officer, serves on the compensation committee of Marshall & Ilsley Corporation, of which D. J. Kuester is an executive. No other Company executive officer currently serves on the compensation committee or any similar committee of another public company.

          G. L. Neale, Chair
          R. J. Doyle
          D. J. Kuester
          V. L. Martin
          M. T. Yonker


Performance Graph
-----------------

     The following graph compares the five-year cumulative total shareholder return on the Company's common stock as compared with the returns of the Standard & Poor's 500 Stock Index and the Nasdaq Industrials Stock Index (non-financial index). The graph assumes a $100 investment and reinvestment of dividends.

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Measurement Period
(Fiscal Year Covered)       Modine       S&P 500       NASDAQ
---------------------       ------       -------       ------
Measurement Pt. 4/1/97         100           100          100
FYE 98                      145.23        148.00       150.26
FYE 99                      120.48        175.32       201.47
FYE 00                      111.48        206.77       374.30
FYE 01                      118.88        161.95       150.63
FYE 02                      129.00        162.34       151.05

EQUITY COMPENSATION
-------------------

Equity Compensation Plan Information

     The following table sets forth information about equity compensation plans, as required by amendments recently adopted by the SEC to its disclosure requirements found in Items 201 and 601 of Regulation S-K.

                                                (a)                    (b)                     (c)
------------------------------------------------------------------------------------------------------------
                                       Number of securities                           Number of securities
                                           to be issued         Weighted-average       remaining available
                                        upon exercise of        exercise price of      for future issuance
                                       outstanding options,    outstanding options,   (excluding securities
Plan Category                           warrants or rights     warrants and rights    reflected Column (a))
------------------------------------------------------------------------------------------------------------
Equity Compensation Plans
-------------------------
approved by security holders 1
-------------------------------

  1985 Incentive Stock Plan                  239,642                $25.9479                    0

  1985 Stock Option Plan for
     Non-Employee Directors
     and Directors Emeriti                   120,000                $22.59375                   0

  1994 Incentive Compensation Plan         2,135,460                $26.71                302,092

  1994 Stock Option Plan for
     Non-Employee Directors                  190,000                $31.25657                   0

  2000 Stock Option Plan for
     Non-Employee Directors                  100,000                $28.5652              400,000

  Modine Manufacturing Company
  Stock Option Plan for Thermacore
  Employees under the DTX
  Corporation 1995 Stock Option Plan           6,090                $4.9325                     0

  Modine Manufacturing Company
  Stock-Based Compensation Plan for
  Thermacore Employees under the
  DTX Corporation 1997 Plan                  218,757                $10.32877                   0

Equity Compensation Plans not                    N/A The                  N/A                 N/A
-----------------------------
approved by security holders                 Company has
----------------------------
                                           no such plans.
------------------------------------------------------------------------------------------------------------
Total                                      3,009,949                $25.2094              702,092

1 The referenced plans contain standard anti-dilution provisions that provide for adjustment of the number of shares covered by the plan in the event of stock dividends, stock splits or similar transactions or in the event the Company acquires an entity which has issued, and has outstanding, stock options or rights. Any such adjustments shall be made to prevent substantial dilution or enlargement of the benefits granted to, or available for, participants. The 2002 Incentive Compensation Plan, which is attached to this Proxy Statement as Exhibit A, contains such provisions in Paragraph 8.

Options Granted
---------------

     The following table sets forth information about stock option grants during the last fiscal year for the five executive officers named in the Summary Compensation Table.

                   OPTION GRANTS IN LAST FISCAL YEAR


                                                                           Potential Realizable
                                                                          Value at Assumed Annual
                                                                        Rates of Stock Appreciation -
                              Individual Grants                     Appreciation for Option Term(1)(2)(3)
                  ---------------------------------------------   ---------------------------------------
                            % of Total
                             Options
                  Options   Granted to   Exercise   Expiration
    Name          Granted   Employees     Price        Date        0%          5%             10%
    ----          -------   ----------   --------   ----------     --          --             ---
D. R. Johnson      50,000     9.80%       $22.78     1/16/2012     $0    $    717,570   $    1,811,010

D. B. Rayburn      40,000     7.84%       $22.78     1/16/2012     $0    $    574,056   $    1,448,808

E. T. Thomas       20,000     3.92%       $22.78     1/16/2012     $0    $    287,028   $      724,404

C. R. Katzfey      20,000     3.92%       $22.78     1/16/2012     $0    $    287,028   $      724,404

J. R. Rulseh       20,000     3.92%       $22.78     1/16/2012     $0    $    287,028   $      724,404

All Optionees     508,000      100%       $22.78     1/16/2012     $0    $  7,290,511   $   18,399,862

All Shareholders      N/A       N/A          N/A           N/A     $0    $480,230,924   $1,323,011,380

(1) All options granted are immediately exercisable except within the first year of employment. Holders may use shares previously owned or received upon exercise of options to exercise options. The Company may accept shares to cover withholding or other employee taxes.

(2) The dollar amounts under these columns are the result of calculations at zero percent and at the five-percent and ten-percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) No gain to the optionee is possible without stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.


Option Exercises and Fiscal Year-End Values
-------------------------------------------

     The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning the number of option exercises and value of options outstanding at the end of the last fiscal year.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR END OPTION VALUES

                                                                       Total Value of
                                                Total Number             Unexercised
                  Number of                    of Unexercised            In-the-Money
                    Shares                      Options Held            Options Held at
                 Acquired on      Value     at Fiscal Year End (1)    Fiscal Year End (1)
     Name         Exercise      Realized        Exercisable (2)         Exercisable (2)
     ----        -----------    --------    ----------------------    -------------------
D. R. Johnson           0       $      0            295,000                $787,790

D. B. Rayburn       4,375       $ 52,500            192,000                $541,190

E. T. Thomas       15,000       $ 88,650             60,000                $104,650

C. R. Katzfey         0         $      0             83,605                $193,385

J. R. Rulseh          0         $      0             83,000                $181,620

(1) All options granted are immediately exercisable except within the first year of employment.

(2) Granted at fair market value on the date of Grant. Total value of outstanding options is based on a fair market value of Company stock of $26.99 as of March 31, 2002.


Pension Plan Table
------------------

     The following table sets forth the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under the Company's qualified and non-qualified defined benefit pension plan at the indicated remuneration levels (average of five years' earnings).

---------------------------------------------------------------------------
Average Annual                   Representative Years of Service
   Earnings        15 Years    20 Years    25 Years    30 Years    35 Years
 -----------       --------    --------    --------    --------    --------
   $125,000        $ 28,596    $ 38,128    $ 47,660    $ 57,192    $ 66,724
    200,000          47,440      63,253      79,066      94,879     110,692
    275,000          66,283      88,378     110,472     132,567     154,661
    350,000          85,124     113,503     141,879     170,254     198,630
    425,000         109,971     138,628     173,285     207,942     242,599
    500,000         122,815     163,753     204,691     245,629     286,567
    575,000         141,658     188,878     236,097     283,317     330,536
    650,000         160,502     214,003     267,504     321,004     374,505
    725,000         179,346     239,128     298,910     358,692     418,474
---------------------------------------------------------------------------

     The five executive officers named in the Summary Compensation
Table participate on the same basis as other salaried employees in the non-contributory Modine Manufacturing Company Pension Plan for Non-Union Hourly-Paid Factory Employees and Salaried Employees. Because the Company's contributions to the plan are actuarially based on all eligible salaried employees and are not allocated to individual employee accounts, expenses for a specific person cannot readily be separately or individually calculated. Retirement benefits are based on an employee's earnings for the five highest consecutive of the last ten calendar years preceding retirement and on years of service. Applicable earnings include salary, bonuses, and any deferred amount under the Modine Tax Saver (401(k)) Plan or, since January 1, 1999, the Modine 401(k) Retirement Plan. They are approximately the same as cash compensation reported in the Summary Compensation Table, but on a calendar year rather than a fiscal year basis. A minimum of five years of service is required for eligibility.
The principal benefit under the plan is a lifetime monthly benefit for the joint lives of participants and their spouses based on the employee's earnings and period of employment, and is not subject to offset by Social Security benefits. Employees can retire with unreduced early retirement benefits at age sixty-two or may be eligible for disability, deferred, or other early retirement benefits depending on age and years of service upon retirement or termination. In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the employee has accuumulated a sum of his/her age and years of employment of at least 85. Furthermore, if employed on and before March 31, 2001, an employee who reaches age sixty-two and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he/she elects not to retire at that time.

     Assuming continued employment until age sixty-five, the estimated credited years of service under the plan for Messrs. Johnson, Rayburn, Thomas, Katzfey, and Rulseh are twenty-eight, twenty-two, twenty-one, twenty-five, and forty-three years, respectively.

     Pension benefits under the plan are subject to possible limitations imposed by the Employee Retirement Income Security Act of 1974 and subsequent amendments thereto. To the extent that an individual employee's retirement benefit exceeds these limits, the excess will be paid from general operating funds of the Company.

     Employees, including officers, may also qualify for long-term disability payments of approximately sixty percent of their base salary, up to a maximum of $15,000 per month, if they become disabled.

Employment Agreements, Termination and Change-of-Control Arrangements
---------------------------------------------------------------------

     The Company entered into an employment contract effective May 16, 2001 with Mr. Johnson covering his employment for a thirty-six month term; applicable change-of-control provisions were last amended May 20, 1999. After the effective date, the employment contract automatically and continuously extends for an additional day, unless either party has given written notice of termination to the other party, in which case the term becomes a thirty-six month period beginning on the date such notice is received.

     The Company may terminate the employment contract for "Cause," as that term is defined in the contract and Mr. Johnson may terminate the employment contract upon the occurrence of any of the following events: failure to elect or re-elect him to the offices he holds; a significant change in the scope of his authority, duties, or compensation; a breach by the Company of any provision of the employment contract; and the liquidation, dissolution, consolidation, or merger of the Company.

     In the event of a termination, the Company will remit, as liquidated damages, severance pay to Mr. Johnson an amount equal to his "Average Annual Earnings" during the remainder of the period of employment. "Average Annual Earnings" means the arithmetic average of annual compensation includable in Mr. Johnson's gross income in the five taxable years preceding the taxable year of termination. Mr. Johnson will continue to receive all employee benefits plus supplements to his retirement pension and 401(k) benefits designed to provide him with benefits that otherwise are reduced by statutory limitations on qualified benefit plans. In the event of disability, salary continuation is provided at a level of one hundred percent for the first twelve months and up to sixty percent thereafter with no maximum dollar amount.

     In the event of a "Change-in-Control," as defined in the Change-in-Control Agreement, as amended, at any time during the 24 months after a change in control occurs, if Mr. Johnson is terminated without "Good Cause" or if Mr. Johnson terminates the Agreement, a 36-month
"Severance Period" is triggered during which Mr. Johnson is entitled to receive an amount equal to three times the greater of:

     -  the sum of his base salary and target bonus; or
     - the sum of his five-year average base salary and five-year average actual bonus payable in a lump sum within 60 days after the date of termination of employment; and
     - an amount equal to the pro-rata portion of the target bonus for the calendar year in which his employment terminated; and
     - applicable benefits and credited service for pension purposes for the 36-month period.

     In the event of Mr. Johnson's death, such amounts will be payable to his estate. Any stock options or stock awards will immediately vest, or restrictions lapse, as the case may be, on the date of termination. In the event a change in control occurs, and if payments made to Mr. Johnson are subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, Mr. Johnson will be entitled to receive a lump-sum payment (the "Gross-up Payment"), sufficient to cover the full cost of such excise taxes and his federal, state and local income and employment taxes on the additional payment.

     Mr. D. B. Rayburn and Mr. E. T. Thomas have similar employment contracts and "Change-in-Control" provisions on substantially the same terms and conditions as stated for Mr. Johnson. The employment contracts for Messrs. Rayburn and Thomas were entered into and effective May 16, 2001.

     As of February 26, 1997, the Company entered into separate change-in-control agreements (the "Change-in-Control Agreements") with the named executive officers (except Mr. Johnson, described above, and Mr. Thomas, whose agreement is dated August 7, 1998) and certain other key employees.

     The Change-in-Control Agreements were amended and restated May 20, 1999. In the event of a "Change-in-Control," as defined in those Agreements, as amended and restated, certain key executives (including the named executive officers other than Messrs. Johnson, Rayburn and Thomas, addressed above), if terminated by the Company for any reason other than "Good Cause," or if terminated by the executive for "Good Reason" within 24-months after the change in control occurs, or if terminated by the executive for any reason during the 13th month after the change in control, will trigger a 24-month "Severance Period" during which the executive is entitled to receive an amount equal to two times the greater of:

     -  the sum of the executive's base salary and target bonus; or
     - the sum of the executive's five-year average base salary and five-year average actual bonus payable in a lump sum within 60 days after the date of termination of employment; and
     - an amount equal to the pro-rata portion of the target bonus for the calendar year in which the executive's employment terminated; and
     - applicable benefits and credited service for pension purposes for the 24-month period.

     In the event of the executive's death, such amounts will be payable to the executive's estate. Any stock option or stock awards will immediately vest, or restrictions lapse, as the case may be, on the date of termination. In the event a change in control occurs, and if payments made to the executive are subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a lump-sum payment (the "Gross-up Payment"), sufficient to cover the full cost of such excise taxes and the executive's federal, state, and local income and employment taxes on the additional payment.

     In adidtion one other key executive has an employment contract that was entered into on May 16, 2001 as well as a Change-in-Control agreement dated February 26, 1997 and amended May 20, 1999. Those agreements are substantially identical to the previous contracts described for Messrs. Johnson, Rayburn and Thomas.

TRANSACTIONS

     In the regular course of business since April 1, 2001, the Company has had transactions with corporations or other firms of which certain non-employee directors are executive officers or otherwise principally involved. Such transactions were in the ordinary course of business and at competitive prices and terms. The Company does not consider the amounts involved to be material. The Company anticipates that similar transactions will occur in fiscal year 2002-2003.

2.   2002 INCENTIVE COMPENSATION PLAN

The Plan
--------

     The Board of Directors unanimously recommends approval of a new incentive compensation plan (hereinafter called the "2002 Plan") in the form attached as Exhibit A. The following statements with respect to the 2002 Plan are qualified by and made subject to the more complete information contained in Exhibit A.

     It is the judgment of the Directors that stock option grants that have been made under the Company's previous plans (i.e., the 1964 and 1968 Qualified Stock Option Plans, the 1978 and 1985 Incentive Stock Plans and the 1994 Incentive Compensation Plan) have been effective and useful in attracting, holding and motivating key employees. No additional stock options or other stock rights may be granted under the 1964 and 1968 Qualified Stock Option Plans or the 1978 or 1985 Incentive Stock Plans. As of January 17, 2002, 302,092 shares of Common Stock remain available under the 1994 Incentive Compensation Plan for stock options, stock awards, or other stock-based compensation. It is believed that a new plan, providing for the issuance of incentive and non-qualified stock options, and other stock-related benefits, as hereinafter mentioned, should now be adopted so that the Company may continue to be competitive in its search for, and retention of, outstanding employees.

Administration
--------------

     The Officer Nomination and Compensation Committee (the "Committee") of the Board of Directors will administer the 2002 Plan. The Committee is comprised of two or more members of the Board, who are "Non-employee Directors" as that term is defined in Rule 16b-3 of the Securities and Exchange Commission and Section 162(m) of the Internal Revenue Code. The Committee is authorized to interpret the 2002 Plan; establish and amend the rules for its administration; determine which key employees shall be granted options and/or other benefits, the number of shares and the type of options and/or other benefits to be granted to each employee; and amend the 2002 Plan subject to the terms and conditions contained therein. However, no amendment of the 2002 Plan shall, without approval of the stockholders of the Company: (1) increase the total number of shares which may be issued or increase the amount or type of benefits that may be granted, except in limited circumstances that are outlined in the Plan; (2) change the minimum purchase price, if any, of shares of Common Stock which may be made subject to benefits; or (3) modify the requirements as to eligibility for benefits.

     It is not possible at this time to determine who may be selected to receive options and/or other benefits under the 2002 Plan or the amount of Common Stock to be optioned to any person. However, the 2002 Plan provides that any one employee may receive no more than 150,000 shares in any one year. It is expected however, that the Committee will make these determinations on the basis of the person's responsibilities and current and potential contributions to the success of the Company, and that among those who may qualify as recipients of options and/or related benefits will be officers and other key employees of the

Company and its majority-owned subsidiaries. In fiscal 2001-02 under the 1994 Incentive Compensation Plan, the Committee granted or awarded stock awards and/or stock options to a total of 111 employees, 14 of whom are executive officers, including each of the individuals named in the Cash Compensation Table. The stock option grants are set forth on Page 17.

Benefits
--------

     Stock-based or cash benefits ("Benefits") under the 2002 Plan may be granted, awarded, or paid in any one or a combination of Stock Purchase Agreements, Stock Awards, Stock Options (incentive stock options and non-qualified stock options), Stock Appreciation Rights, Restricted Stock, Performance Unit Plans, Performance Share Plans, Book Value Stock Plans, and annual Stock or Cash Incentive Plans. There is reserved for issue under the 2002 Plan an aggregate of 3,000,000 shares of Common Stock, $0.625 par value, of which no more than twenty-five percent will be restricted stock. These aggregate shares may be newly-issued shares, authorized but unissued shares, or shares reacquired by the Company, including shares purchased on the open market. These shares are in addition to those shares remaining under the 1994 Incentive Compensation Plan. The aggregate amount is subject to proportionate adjustments for stock dividends, stock splits, and similar changes.

     The Company may enter into agreements with employees for the present or future sale of shares to them at such prices as the Committee may determine. The shares subject to any such agreement may not be transferred to the employee (and the employee will have no ownership rights therein) until payment has been received in full. Agreements may contain restrictions on transferability for stated periods and/or provisions obligating the employee to resell his shares to the Company under stated circumstances. Such restrictions and obligations will normally lapse at stated intervals.

     Stock awards will consist of shares issued to employees as a bonus for services rendered and without other payment. It is anticipated that such awards will be subject to restrictions on transferability for stated periods and/or forfeiture if the employee's employment with the Company terminates. Such restrictions and risk of forfeiture will normally lapse at stated intervals.

     Stock options will consist of options (either incentive stock options or non-qualified stock options) to purchase shares of Common Stock. The Compensation Committee will establish the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time. The option price or procedure for setting the option price shall be set by the Compensation Committee at the time of the granting of an option. For incentive stock options, the option price may not be less than the fair market value of the Company's stock on the date of grant. For non-qualified stock options, the option price may be less than, equal to, or greater than the fair market value of the Company's stock on the date of grant. However, options granted at less than fair market value may not qualify as performance-based compensation under existing tax laws, and might be partially or wholly non-deductible if exercised by individuals who are named executive officers in the Company's proxy statement for the taxable year of exercise. The Committee also has the authority to reset the price of any stock option after the original grant and before exercise. In the event of stock dividends, splits, and similar capital changes, the 2002 Plan provides for appropriate adjustments in the number of shares available for options and the number and option prices of shares subject to outstanding options. The term of a stock option will be determined by the Committee; however, an incentive stock option will have a term of no more than ten years from the date of the grant. Under certain circumstances, extensions or other modifications to outstanding options might result in disqualification of an option as performance-based compensation and loss of deductions if the individual is a named executive officer in the year in which the option is exercised. The purchase price of option shares may be paid in cash, Company stock, a combination of Company stock and cash, or such other legal and appropriate forms or means that the Committee may determine. For non-qualified options, the option holder must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company. These taxes may be settled in cash or with Company stock, including stock that is part of the award or that is received upon exercise of the stock option that gives rise to the withholding requirement. Shares of the Company's Common Stock also may be used by participants for payment of the option price or satisfaction of withholding tax obligations. The Plan also permits other forms of payment if authorized by the Board and consistent with applicable law and regulations.

     Stock appreciation rights may be granted under the 2002 Plan with respect to options granted concurrently or previously under the 2002 Plan. Each stock appreciation right will permit the holder thereof to receive up to 100%, or such lesser amount as set by the Committee, of the difference between the market price (on the date of exercise) of the shares to which it relates and the option price thereof. A stock appreciation right will be exercisable at the time and to the extent the option to which it relates is exercisable. Holders of stock appreciation rights will be permitted to exercise the right or the related option, but not both. Upon exercise, rights will be paid in Common Stock of the Company or cash, or a combination thereof, as determined by the Committee. Any exercise will reduce the shares issuable under the Plan under which the related option was granted by the number of shares with respect to which the right is exercised, even if payment is made partly or wholly in cash.

     Restricted stock becomes vested in approximately equal installments over a period of time specified from the date of grant thereof, with each such installment to mature annually. Each installment becomes vested only if earned out by the recipient by remaining in the employment of the Company, subject to certain exceptions.

     A Performance Unit Plan will provide for units, contingently granted, which entitle the employee to cash payments or their equivalent in shares of stock valued at the time of the grant (i.e., the unit value remains constant and does not fluctuate with changes in the market value of the stock), if predetermined objectives are met.

     A Performance Share Plan will provide for artificial shares, contingently granted, which entitle the employee to actual shares of Common Stock or their cash equivalent at the time of payment (i.e., the unit value may appreciate or decline depending on future market value of the stock), if predetermined objectives are achieved.

     A Book Value Stock Plan will permit the employee to purchase shares of Common Stock at book value. Such "book value" stock may be required to be resold to the Company upon termination of the employment relationship, or at other specified times at the then-book value of the stock. On March 31, 2002, the book value of the Company's Common Stock was $15.42 per share.

     An annual Stock or Cash Incentive Plan will allow the employee to receive, in addition to the employee's base salary, annual stock or cash bonuses (portions of which may be paid quarterly over the course of the fiscal year) based upon the financial performance of the Company or the considered discretion of the Committee. The financial performance measurement for the stock or cash bonus will be determined by the Board or Committee. The maximum annual formula bonus may be fixed at up to one hundred fifty percent (150%) of the employee's base salary (base salaries for the five named executive officers are as set forth in the Summary Compensation Table at page 11 herein) with the Board or Committee designating the percentage level of participation and maximum bonus for each officer of the Company while management designates the percentage level of participation and maximum bonus for other employees. The Board or Committee will determine whether the bonuses will be payable to employees in stock or cash or a combination of stock and cash.

Adjustment and Change in Control
--------------------------------

     In the event the Company at any time changes the number of issued shares of common stock without new consideration to the Company (by way of stock dividends, stock splits, or similar transactions), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding Benefit will be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Benefit will not be changed.

     In the event of a proposed reorganization, sale, merger, consolidation, dissolution, or liquidation of the Company, outstanding Benefits may also contain provisions for their continuation, acceleration, immediate vesting, or other equitable adjustments, unless otherwise provided by the Board or Committee. In addition, the Named Executive Officers and certain other key employees have Change-of-Control arrangements as set forth on Pages 19 and 20.

     The Board or the Committee has the right to substitute or assume Benefits in connection with mergers, reorganizations, separations, or other transactions; provided such substitutions and assumptions are permitted by applicable provisions of the Internal Revenue Code and regulations promulgated thereunder. The number of shares reserved for the 2002 Plan may be increased by the corresponding number of options and other Benefits assumed and, in the case of a substitution, by the net increase and number of shares subject to options or other Benefits before and after the substitution.

Amendment
---------

     The Board of Directors or the Committee may amend, alter or discontinue the 2002 Plan. However, no amendment, alteration or discontinuation of the 2002 Plan or any Benefit granted under the 2002 Plan may impair the rights of any participant under any Benefit, without the participant's consent.

Other Terms
-----------

     The issuance of stock upon exercise of options or other grant or award of Benefits is subject to the registration with the Securities and Exchange Commission of the shares reserved by the Company for the Plan.

     Benefits (other than non-qualified stock options) are not transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order; non-qualified stock options may be assignable or transferable to or for the benefit of a member of the employee's family.

     The closing price of the Company's Common Stock on the NASDAQ National Market System on March 31, 2002, was $26.99 per share.

Effective Date
--------------

     The 2002 Plan will be effective on the date it is approved by the shareholders. No stock options or other Benefits included in the 2002 Plan may be granted after July 17, 2012.

Federal Income Tax Consequences Relating to the Plan
----------------------------------------------------

     The federal income tax consequences of an employee's participation in the Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to stock based compensation.

     Incentive Stock Options
     -----------------------

     If an option granted under the 2002 Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

     If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date of the grant of such option or within one year after transfer of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain, and in such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the purchase price, or (2) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

     The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

     In general, there will be no federal tax consequences to the Company upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not allowed under the Code.

     Non-qualified Stock Options
     ---------------------------

     Non-qualified stock options granted under the Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding.

     The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not disallowed under the Code.

     Stock Appreciation Rights
     -------------------------

     No income will be recognized by the recipient of a stock appreciation right until shares representing the amount of the appreciation or the cash equivalent, if so elected, are transferred to the recipient pursuant to the exercise of the right. The amount of such income will be equal to the fair market value of such shares on the exercise date (or the cash equivalent), and will be ordinary income. Subject to the applicable provisions of the Code, the Company will be entitled to a deduction at the same time and in the same amount as the employee realizes ordinary income as a result of the exercise of the right.

     Stock Awards
     ------------

     Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in any amount equal to the compensation realized by the employee.

     Performance Unit Awards
     -----------------------

     The grant of a performance unit award generally will result in taxable income to the employee on the earlier of actual receipt of compensation pursuant to the award or when such compensation is credited to the employee's account, or set apart, or otherwise made available. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

     The Board of Directors recommends a vote IN FAVOR OF this Plan.
                                              -----------

3.   SHAREHOLDER PROPOSAL

     GAMCO Investors, Inc., One Corporate Center, Rye, New York, 10590-1435, has presented the following resolution for action at the Annual Meeting. The Company will provide the number of Company securities held by the proponent of this proposal promptly upon receipt of a request.

     RESOLVED, That the shareholders of Modine Manufacturing Company (the "Company") hereby request that the Board of Directors redeem the Rights issued pursuant to the Rights Agreement, dated as of October 16, 1986 -- as subsequently amended -- unless the holders of a majority of the outstanding shares approve the issuance at a meeting of the shareholders held as soon as practical.


                  SHAREHOLDER'S SUPPORTING STATEMENT

     In October 1986, the Board of Directors adopted a shareholder rights plan and issued one right for each share of common stock. Under the plan, shareholders may exercise the Rights 10 days after a shareholder has acquired 20 percent or more of Modine's stock, or has commenced a tender or exchange offer for 30 percent or more of Modine's stock. In the event of certain mergers, sales of assets, or other transactions, each Right not owned by such 20-percent-or-more holder will become exchangeable for common stock having a market value of twice the exercise price of the right. Modine can redeem the Rights at a price of $0.0125 per right, at any time before a holder acquires 20 percent or more of Modine's common stock.

     The Board issued the Rights to prevent acquisitions of Modine without Board consent. The Rights, unless redeemed, would vastly increase the cost to a potential bidder of effecting a merger or tender offer that is not approved by the Board of Directors. Adopting the Rights plan without shareholder input arrogated to the Board a nearly exclusive right to determine the price and terms of virtually any acquisition.

     We believe the shareholders should retain the right to decide what represents a fair price for their holdings. As a consequence of the poison pill, however, potential bidders for the Company's stock must negotiate with management, and cannot take an offer directly to the shareholders even if an overwhelming majority of the shareholders would have accepted such an offer. A Board and management sometimes may have interests that conflict with the interests of shareholders. We believe that the shareholders should be able to weigh in each case whether they wish to entrust the Board with this enormous power.

     By redeeming the Rights or putting this significant matter to a vote of shareholders, the Board will serve two important goals. First, it will encourage shareholder democracy by soliciting the views of its shareholder constituency about the advisability of anti-takeover devices. Second, it will allow shareholders to decide for themselves whether a Rights Plan improves or undermines shareholder value.

     We urge Shareholders to vote for this resolution



                        THE COMPANY'S RESPONSE

     Modine's shareholder rights plan ("Plan" or "the Plan") was first adopted by the Board of Directors in 1986, and later renewed in 1996. The Board's goal in adopting and renewing the Plan was to maximize Modine's value for its shareholders. The Board's goal in retaining the Plan is the same. For the reasons outlined below, the Board
                                                   ---------
unanimously recommends a vote AGAINST the adoption of the GAMCO
---------------------------------------------------------------
Investors, Inc. proposal.
------------------------

     Shareholder rights plans (often called "poison pills") are not uncommon, and they continue to be adopted. According to Thomson Financial Securities Data (now Thomson Financial Investment Banking and Capital Markets Group), 140 U.S. companies adopted shareholder rights plans or provisions in the first half of 2001, a figure that was up 45% from the same period during 2000. As of the end of 2001, over 1500 U.S. Companies had shareholder rights plans in place.

     Modine's Plan is designed to protect Modine's shareholders against unsolicited attempts to take control of Modine that would not maximize shareholder value. Modine believes that its independent Board of Directors, which was elected by the shareholders, is in the best position to evaluate acquisition offers. The Plan allows the Board to conduct that evaluation and protect the shareholders from potential takeover abuses, abuses often committed by those seeking short-term
rewards with little regard for others negatively affected.   Takeover
abuses include "creeping" acquisitions of Modine's stock in the open market, hostile tender offers made at less than a fair price, and partial and two-tiered tender offers that often discriminate against late-tendering shareholders.

     Today's global economy is a highly competitive one. Modine's Board and Management believe that the best way for Modine to compete in that economy is by a commitment to long-term strategic initiatives. Modine's shareholders deserve that kind of commitment. The shareholder rights plan is an important tool that enables the Board to carry out its business objectives.

     Contrary to the suggestion advanced by the proponent, Modine's
Plan itself does not give the Board absolute power over possible acquisitions of Modine or other business combinations. Rather, in maintaining the Plan, the Board is obligated by law to exercise its separate fiduciary obligations to the shareholders. Shareholder rights plans neither prevent unsolicited proposals from being made nor prevent companies from being acquired at prices that are fair and reasonable.
In fact, a study of takeover data from 1992-1996 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that the presence of a shareholder rights plan neither increased the likelihood of defeat of an unsolicited takeover proposal nor reduced the likelihood of a company becoming a takeover target.

     Some opponents of shareholder rights plans argue that such plans
negatively impact shareholder value.   Additional, compelling data
compiled by Georgeson & Company supports the opposite view. According to Georgeson's research, from 1992 through 1996, the period under review, the takeover premium for a company with a shareholder rights plan averaged 8% more than for a company without such a plan. A follow-up study confirmed that the takeover premium for companies with shareholder rights plans was still significant. When translated into dollars, Georgeson's study showed that companies with shareholder rights plans benefited from an estimated $13 billion premium from 1992-1996, while companies without such plans lost an estimated $14.5 billion in shareholder value.

     In recommending a vote against the proposal, the Board of Directors is not suggesting that it will, without question, retain the Plan until its expiration by its terms in 2006. Any determination to retain, amend or revoke the Plan will be made only after careful deliberation, conducted in light of all reliable data and information available at that time, and in accordance with the Board's continuing fiduciary responsibilities to its shareholders. Those responsibilities include a determined effort to increase the return on your investment in Modine and to pursue that goal with the long-term interests of Modine's shareholders, its employees, and the communities in which its facilities are located squarely in mind.
The Board takes its obligations to the shareholders very seriously, and believes it can best safeguard shareholder value and Modine's assets by retaining the flexibility granted by the presence of the Plan.

     The Board recommends a vote AGAINST the proposal.
                                 -------

OTHER INFORMATION

Independent Accountants
-----------------------

     PricewaterhouseCoopers LLP have been the Company's independent certified public accountants since 1935 and were selected as the Company's auditors for the fiscal year ended March 31, 2002. They are appointed by the Board of Directors of the Company and report to the Audit Committee. No representatives of PricewaterhouseCoopers LLP will be attending the 2002 Annual Meeting of Shareholders.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors, and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the period April 1, 2001 to March 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors, and greater-than-ten-percent beneficial owners were complied with.


ADDITIONAL MATTERS

     The Board of Directors is not aware of any other matters that will be presented for action at the 2002 annual meeting. Should any additional matters come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.


SHAREHOLDER PROPOSALS FOR 2003

     If a shareholder wishes to present a proposal for consideration at next year's Annual Meeting of Shareholders, such proposal must be received at Modine's offices on or before February 7, 2003.


ANNUAL REPORT

     The Annual Report of the Company, including financial statements for the fiscal year ended March 31, 2002, is enclosed.


                                             D. R. ZAKOS, Secretary

APPENDIX

                               EXHIBIT A

                     MODINE MANUFACTURING COMPANY
                   2002 INCENTIVE COMPENSATION PLAN


     1. PURPOSE. The Modine Manufacturing Company 2002 Incentive Compensation Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers and key employees of Modine Manufacturing Company (the "Company") and its majority owned subsidiaries by providing them with opportunities to acquire Common Stock of the Company ("Common Stock"), receive monetary payments based on the value of such shares pursuant to the stock-based benefits described herein, or receive cash or Common Stock bonuses, also described herein (collectively "Benefits").

     2. ADMINISTRATION.

        (a) Procedure.  The Board of Directors of the Company shall
            ---------
supervise and administer the Plan. Any questions of interpretation of the Plan or of any Benefits issued under it shall be determined by the Board and such determination shall be final and binding upon all persons.

        (b) Committee.  Any or all powers and discretion vested in the
            ---------
Board under this Plan may be exercised by a committee (the "Committee") of at least two members of the Board who are "Non-Employee Directors" as defined in Rule 16 b-3 of the Securities and Exchange Act of 1934 (the "Exchange Act") and Section 162(m) of the Internal Revenue Code.
A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by a majority of the Committee members.

        (c) Powers of the Board.  Subject to the provisions of the
            -------------------
Plan, the Board or Committee shall have the authority, in its discretion: (i) to grant or award Benefits under the Plan consistent with the purposes of the Plan; (ii) to determine, in accordance with the provisions of the Plan, the fair market value of the Common Stock;
(iii) to determine, in accordance with the provisions of the Plan, the exercise price per share of options to be granted; (iv) to determine the employees to whom, and the time or times at which, options or other Benefits shall be granted and the number of shares to be represented by each option or other Benefit; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each option or other Benefit granted or awarded (which need not be identical) and, with the consent of the holder thereof, modify or amend each option or other Benefit; (viii) to reduce the exercise price per share of outstanding and unexercised options; (ix) to accelerate or defer (with the consent of the optionee) the exercise date of any option; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant or award of an option or other

Benefit; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

        (d) Effect of Decisions.  All decisions, determinations, and
            -------------------
interpretations of the Board, or the Committee, as the case may be, shall be final and binding on all participants and any other holders of any Benefits granted or awarded under the Plan.

        (e) Section 16 Compliance.  With respect to persons subject to
            ---------------------
Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision, application or interpretation of the Plan or action by the Committee is inconsistent with this intent, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. In addition, to the extent a participant (who is also a Reporting Person under Rule 16b-3 or its successors) engages in an opposite-way transaction within six months that jeopardizes the exemption, it shall be deemed null and void.

     3. PARTICIPANTS; GENERAL TERMS AND CONDITIONS.

        (a) Employees.  Participants will consist of such key employees
            ---------
(including officers) of the Company or any or all of its present or future majority owned subsidiaries as the Board of Directors in its sole discretion determines to be mainly responsible for the success and future growth and profitability of the Company and whom the Board of Directors may designate from time to time to receive Benefits under the Plan. Benefits may be granted under this Plan to persons who have received options or other Benefits under this or other plans of the Company.

        (b) Maximum Number.  The maximum number of shares with respect
            --------------
to which a Benefit may be granted or awarded to any participant in any one year of the Company shall not exceed one hundred fifty thousand (150,000) shares.

        (c) General Terms and Conditions.  The Committee shall
            ----------------------------
determine the time or times at which Benefits shall be granted or awarded, the number or amount of Benefits granted or awarded (subject to the limitation of this Section 3(b) above), and such other terms and conditions of the Benefits in addition to those set forth in this Plan which comply with applicable Internal Revenue Service, Securities and Exchange Commission, or other laws and regulations, all as the Committee deems appropriate.

     4. BENEFITS.

        (a) Types.  Benefits under the Plan may be granted in any one
            -----
or a combination of:

            (1) Stock Purchase Agreements.  Stock Purchase Agreements
                -------------------------
will consist of agreements for the present or future sale of Common

Stock by the Company to a participant at such prices and on such terms and conditions as the Board or Committee deems appropriate.

            (2) Stock Awards or Bonuses.  Stock Awards or Bonuses will
                -----------------------
consist of shares of Common Stock transferred to participants with or without other payment therefor as a bonus for services rendered or to be rendered to the Company and its majority owned subsidiaries.

            (3) Stock Options (incentive stock options and non-qualified
                --------------------------------------------------------
                stock options with or without tax offset bonuses and
                ----------------------------------------------------
                discounted stock options):
                -------------------------

                (i)  Exercise Price.  Stock Options will consist of
                     --------------
options to purchase shares of Common Stock at purchase prices determined by the Board or Committee at the date such option is granted. Except regarding Incentive Stock Options, such option price may be less than the fair market value of Common Stock on the date of grant, but in no event shall the option price be less than the par value of the shares. The fair market value shall be the closing price per share of Common Stock on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System on the date of grant. If the Common Stock ceases to be listed on the NASDAQ National Market System, the Board or Committee shall designate an alternative method of determining the fair market value of the Common Stock.

                (ii)  Term.  Such options will be exercisable not later
                      ----
than ten years after the date they are granted and will terminate not later than three years after termination of employment for any reason other than death.

            (4) Stock Appreciation Rights:  Stock Appreciation Rights,
                -------------------------
granted in conjunction with a stock option, will consist of rights to receive an amount equal to the appreciation in fair market value since the date of grant in lieu of exercising the corresponding stock option.

            (5) Restricted Stock:  Restricted Stock will consist of
                ----------------
shares of Common Stock which are transferred to the participant but which carry restrictions such as a prohibition against disposition or an option to repurchase in the event of employment termination, and may be subject to a substantial risk of forfeiture. Shares of Restricted Stock may be granted to the participant at no charge, or they may be sold to the participant. Restrictions on the shares of stock may lapse over a period of time. As the restrictions lapse, the participant has
unrestricted shares which then may be sold or transferred.   If,
however, the restrictions are violated prior to their lapse, those shares still subject to such restrictions are forfeited by the participant, and must be returned to the Company.

            (6) Performance Unit Plans:  A Performance Unit Plan will
                ----------------------
provide for units, contingently granted, which entitle the participant to cash payments or their equivalent in shares of stock valued at the time of the grant (i.e., the unit value remains constant and does not fluctuate with changes in the market value of the stock), if predetermined objectives are met.

            (7) Performance Share Plans:  A Performance Share Plan will
                -----------------------
provide for artificial shares, contingently granted, which entitle the participant to actual shares of Common Stock or their cash equivalent at the time of payment (i.e., the unit value may appreciate or decline depending on future market value of the stock), if predetermined objectives are achieved.

            (8) Book Value Stock Plans:  A Book Value Stock Plan will
                ----------------------
permit the participant to purchase shares of Common Stock at book value. Such "book value" stock may be required to be resold to the Company upon termination of the employment relationship, or at other specified times at the then book value of the stock.

            (9) Annual Stock or Cash Incentive Plans.  An annual Stock
                ------------------------------------
or Cash Incentive Plan will allow the participant to receive, in addition to the participant's base salary, annual stock or cash bonuses (portions of which may be paid quarterly over the course of the fiscal year) based upon the financial performance of the Company or the considered discretion of the Board or Committee. The financial performance measurement for the stock or cash bonus will be determined by the Board or Committee. The maximum annual formula award may be fixed at up to one hundred fifty percent (150%) of the participant's base salary with the Board or Committee designating the percentage level of participation and maximum bonus for each officer of the Company while management designates the percentage level of participation and maximum bonus for other participants. The Board or Committee will determine whether the bonuses will be payable to participants in stock or cash or a combination of stock and cash.

        (b) Written Agreement.  Each grant or award of a Benefit shall
            -----------------
be evidenced by an appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Plan and applicable law and shall be signed by an officer of the Company and the participant.

    5. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of three million (3,000,000) shares of Common Stock (except as supplemented hereinafter provided in Section 8), $0.625 par value of which no more than twenty-five percent will be restricted stock. These aggregate shares may be newly-issued shares, authorized but heretofore unissued shares or shares reacquired by the Company, including shares purchased on the open market. Any shares subject to the options, rights, agreements, plans, or awards as described hereinafter or issued under such options, rights, agreements, plans, or awards may thereafter be subject to new options, rights, agreements, plans or awards under this Plan if there is a lapse, expiration or termination of any such options, rights, agreements, plans or awards prior to issuance of the shares or payment of the equivalent or if shares are issued under such options, rights, agreements, plans, or awards, and thereafter are reacquired by the

Company pursuant to rights reserved by the Company upon issuance thereof; provided, however, issued shares reacquired by the Company may only be subject to new options, rights, agreements, plans, or awards if the participant received no benefit of ownership from the shares.

    6. FORM OF PAYMENT. Payments required, if any, upon a participant's exercise of Benefits under the Plan may be made in the form of: (a) cash; (b) Company stock; (c) a combination of Company stock and cash; or (d) such other forms or means which the Committee shall determine in its discretion and in such manner as is consistent with the Plan's purpose and applicable Internal Revenue Service, Securities and Exchange Commission, or other laws or regulations.

    7. WITHHOLDING TAXES. No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Benefit under the Plan or with respect to any exercise of any stock option granted under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld. Such withholding obligations may be settled with Common Stock, including Common Stock that is part of the award or that is received upon the exercise of the stock option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Company may establish such procedures as it deems appropriate, including the making of irrevocable elections or the timing of the use of Common Stock, for the settlement of its withholding obligations.

    8.  ADJUSTMENT PROVISIONS.

        (a) Changes in Capitalization. If the Company shall at any time
            -------------------------
change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, or similar transactions), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding Benefit shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Benefit shall not be changed.

        (b) Reorganization, Sale, etc.  Benefits may also contain
            -------------------------
provisions for their continuation, acceleration, immediate vesting, or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, dissolution, liquidation, or similar occurrences.

            (1) Substitutions and Assumptions.  If the Company acquires
                -----------------------------
an entity which has issued stock options or other rights, which remain outstanding, the Company may substitute stock options or rights for options or rights of such entity, including options or other rights to acquire stock at less than 100% of the fair market price of the stock at grant. The number and kind of such stock options and other rights shall be determined by the Committee and the total number of shares reserved for issuance under this Plan shall be appropriately adjusted consistent with such determination and in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the Benefits granted to, or available for, present or future participants of this Plan. The number of shares reserved for issuance pursuant to Section 5 may be increased by the corresponding number of options or other benefits assumed and, in the case of a substitution, by the net increase in the number of shares subject to options or other benefits before and after the substitution.

    9. NONTRANSFERABILITY. Benefits (other than non-qualified stock options) granted under the Plan to an employee shall not be transferable by the participant otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and shall be exercisable, during the participant's lifetime, only by the participant; non-qualified stock options granted under the Plan to a participant may be assignable or transferable by the participant to or for the benefit of a member of the participant's family. In the event of the death of a participant during employment or prior to the termination of any Benefit held by the participant hereunder, each Benefit theretofore granted to the participant shall be exercisable or payable to the extent provided therein but not later than one year after the participant's death (and not beyond the stated duration of the Benefit). Any such exercise or payment shall be made only:

        (a) By or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Benefit shall pass by will or the laws of descent and distribution; and

        (b) To the extent, if any, that the deceased participant was entitled at the date of the participant's death.

    10. OTHER PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Board or Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Stock under such Benefits, provisions to assist the participant in financing the acquisition of Common Stock, provisions for prepayment at the participant's election of the purchase price of Common Stock under such Benefits, provisions for the forfeiture of, or restrictions on resale or other disposition of shares acquired under such Benefits, provisions giving the Company the right to repurchase shares acquired under any form of Benefit in the event the participant elects to dispose of such shares, provisions to comply with federal and state tax or securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan or written agreement.

    11. TENURE. A participant's right, if any, to continue to serve the Company and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by designation as a participant under the Plan.

    12. EMPLOYEES IN FOREIGN COUNTRIES. The Board or Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its subsidiaries may operate to assure the viability of the Benefits granted or awarded to employees employed in such countries and to meet the objectives of the Plan.

    13. DURATION, AMENDMENT AND TERMINATION. No Benefit shall be granted more than ten years after the date of adoption of this Plan; provided, however, that the terms and conditions applicable to any Benefit granted within such period may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, or under any future plan of the Company, Benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any Benefits previously granted such participant under this Plan, or any benefit previously or thereafter granted to him under any future plan of the Company. The Board or Committee may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (i) increase the total number of shares which may be issued under the Plan or increase the amount or type of Benefits that may be granted under the Plan; (ii) change the minimum purchase price, if any, of shares of Common stock which may be made subject to Benefits under the Plan; or (iii) modify the requirements as to eligibility for Benefits under the Plan.

    14. UNFUNDED STATUS OF PLAN. It is presently intended that the Plan constitute an "unfunded" plan for incentive compensation. The Board or Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Board or Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

    15. SHAREHOLDER APPROVAL. The Plan has been adopted by the Board of Directors on March 20, 2002, and shall be effective upon approval by the shareholders of the Company. Such adoption shall be null and void if shareholder approval is not obtained within twelve months of the adoption of the Plan by the Board of Directors.

                                  PROXY CARD
[Modine logo]

   Annual Meeting of Shareholders
      Wednesday, July 17, 2002
            9:30 a.m. CDT                   Modine shareholders can build
                                            their investments in Modine
                                            through a no-cost plan for
                                            automatically reinvesting
                                            dividends and making additional
                                            cash purchases of Modine stock.
    Modine Manufacturing Company            Systematic investments can be
                                            established for your account by
          1500 DeKoven Avenue               authorizing direct deductions
                                            from your bank account on a
    Racine, Wisconsin 53403-2552            monthly basis.  To receive
                                            material and enrollment
                                            information, call 800-813-3324.
                                            The Modine Manufacturing Company
                                            Dividend Reinvestment and
                                            Direct Stock Purchase Plan
                                            is administered by the
                                            company's transfer agent,
                                            Wells Fargo Shareowner
                                            Services, 800-468-9716.


[Modine logo]

         Modine Manufacturing Company
         1500 DeKoven Avenue, Racine, Wisconsin  53403-2552          proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints D. R. Johnson and D. R. Zakos, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Modine Manufacturing Company to be held at the corporate offices of Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552 on the 17th day of July, 2002 at 9:30 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned may be entitled to vote at said meeting as directed with respect to the proposals as set forth in the Proxy Statement. The Board of Directors does not know of any other business that may be presented for consideration at the Annual Meeting. If any other business should properly come before the Meeting, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The tabulator cannot vote your shares unless you sign, date and return this proxy card or vote by telephone.

          IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD
          --------------------------------------------------------

                              See Reverse Side

                                                            ---------------
                                                            /COMPANY #    /
Dear Shareholder:                                           /CONTROL #    /
                                                            ---------------

Modine Manufacturing Company encourages you to take advantage of a new and convenient way by which you can vote your shares. You can vote your shares by telephone. This eliminates the need to return the proxy card.

To vote your shares by telephone you must use the control number printed in the box at the top of this page. The series of numbers that appear in the box above must be used to access the system.

To vote over the telephone:
   - On a touch-tone telephone -- call 1-800-240-6326 -- 24 hours a day, 7 days a week, until 12:00 p.m. CDT on July 16, 2002.
   - You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
   -  Follow the simple instructions the Voice provides you.

Your electronic vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

  Modine Employee Stock Ownership Plan and/or Modine 401(k) Retirement Plan
   Voting Instructions to Trustee Marshall & Ilsley Trust Company N.A. for
                       the Annual Meeting of Shareholders
As a participant in the Modine Employee Stock Ownership Plan and/or Modine 401(k) Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Modine Manufacturing Company Common Stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any and all adjournments or post-ponements of the Annual Meeting. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage prepaid envelope or vote by phone. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted by the Trustee, Marshall & Ilsley Trust Company N.A. in its own discretion and in accordance with ERISA.







                              PLEASE FOLD HERE

             The Board of Directors Recommends a Vote FOR Item 1
1.  Election       01 Frank P. Incropera   / / Vote FOR all nominees     / / WITHHOLD
    of Directors   02 Vincent L. Martin        listed (except as marked      Authority
                   03 Marsha C. Williams       contrary below)               For All.

  (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)



             The Board of Directors Recommends a Vote FOR Item 2
2.  Approval of the adoption of the 2002 Incentive Compensation Plan  / / For  / / Against  / / Abstain

           The Board of Directors Recommends a Vote AGAINST Item 3
3.  Shareholder Proposal                                             / / For  / /  Against  / / Abstain

* NOTE * To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.
                        ---                   -------

Address Change? Mark Box / /
Indicate changes below:
                                        Date_________________________, 2002

                                        -----------------------------------
                                        /                                 /
                                        /                                 /
                                        -----------------------------------
                                        Signature(s) in Box
                                        Please sign exactly as your name(s)
                                        appear on Proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc.,
                                        should include title and authority.
                                        Corporations should provide full
                                        name of corporation and title of
                                        authorized officer signing the proxy.